U.S. SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C.  20549

                            FORM 12B-25


                   NOTIFICATION OF LATE FILING                  SEC FILE NUMBER
                                                                   333-48799

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[X]  Form 10-K and Form 10-KSB   [ ] Form 11-K  [ ] Form 10-Q and Form 10-QSB
[ ]  Form N-SAR

For Period Ended:  DECEMBER 31, 1998
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 [ ] Transition Report on Form 10-K
 [ ] Transition Report on Form 20-F
 [ ] Transition Report on Form 11-K
 [ ] Transition Report on Form 10-Q
 [ ] Transition Report on Form N-SAR

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     If the notification  relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION
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Full Name of Registrant:

          Grant Geophysical, Inc.

Address of Principal Executive Office (Street and Number):

          16850 Park Row, Houston, Texas  77084
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     City, State and Zip Code




PART II - RULES 12B-25(B) AND
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If the subject report could  not  be  filed  without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25 (c) has been attached if applicable.

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PART III - NARRATIVE
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State below in reasonable detail the reasons why the Form 10-K and Form 10-
KSB, 20-F, 11-K 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

     The auditors have only recently completed their audit procedures on the Company. Because of the delay in completing these audit procedures, the Company does not have sufficient time to meet filing requirements for Form 10-K and to complete the consolidated financial/accounting requirements by the due date. The Company will file its Form 10-K within the period prescribed by Rule 12b-25(b).

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PART IV - OTHER INFORMATION
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     (1)  Name and telephone  number of person to contact in regard to this notification:

          BEN L. ROBERTS                     281              398-9503
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          (Name)                        (Area Code)       (Telephone Number)

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                [X] Yes   [  ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                [  ] Yes   [X] No

     If  so:   attach  an  explanation  of  the  anticipated  change,  both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




                      GRANT GEOPHYSICAL, INC.
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           (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:       MARCH 31, 1999               By:  /S/ BEN L. ROBERTS
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                                                  Ben L. Roberts
                                                  Chief Financial Officer